Exhibit 5.1

[Letterhead of Steven R. Sullivan]

November 17, 2008

Ameren Corporation

1901 Chouteau Avenue

St. Louis, Missouri 63103

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Ameren Corporation, a Missouri corporation (“Ameren”).  Ameren, Ameren Capital Trust I, a Delaware statutory trust (“Trust I”), Ameren Capital Trust II, a Delaware statutory trust (“Trust II” and, together with Trust I, the “Trusts”), and certain other subsidiaries of Ameren will file on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-3 (the “Registration Statement”) for, among other securities, the registration by:

(a)           Ameren of an unspecified amount of its (i) senior debt securities (“Senior Debt Securities”), (ii) subordinated debt securities (“Subordinated Debt Securities”), (iii) common stock $.01 par value (“Common Stock”), (iv) preferred stock (“Preferred Stock”); (v) stock purchase contracts (“Stock Purchase Contracts”), (vi) stock purchase units, each comprised of a Stock Purchase Contract and any of Ameren Senior Debt Securities, Ameren Subordinated Debt Securities, Trust Preferred Securities (as defined below) or debt obligations of third parties (including, but not limited to, United States Treasury securities), in each case pledged to secure the holder’s obligation to purchase shares under the Stock Purchase Contract (“Stock Purchase Units”), and (vii) guarantees relating to Trust Preferred Securities (“Guarantees” and, together with the Senior Debt Securities, Subordinated Debt Securities, Common Stock, Preferred Stock, Stock Purchase Contracts and Stock Purchase Units, the “Securities”);

(b)           the Trusts of an unspecified amount of their trust preferred securities (“Trust Preferred Securities”).

I have reviewed originals (or copies certified or otherwise identified to my satisfaction) of the Registration Statement (including the exhibits thereto), the Restated Articles of Incorporation, as amended (“Charter”), and By-Laws of Ameren as in effect on the date hereof, corporate and other documents, records and papers and certificates of public officials, and other such documents and materials as I have deemed necessary or appropriate to enable me to deliver this opinion.  In this review, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as copies.

On the basis of such review and assuming that (a) the applicable provisions of, and the rules and regulations promulgated under, the Securities Act and the Trust Indenture Act of 1939, as amended, and the securities or “blue sky” laws of applicable states or other jurisdictions shall have been complied with, (b) appropriate resolutions have been adopted by Ameren’s Board of Directors (or a duly appointed committee or representative thereof) and remain effective authorizing the issuance and sale of the applicable Securities and (c) the applicable Securities have been issued and sold upon the terms specified in such resolutions and in any applicable regulatory approvals, I am of the opinion that:

1.             The Senior Debt Securities, the Subordinated Debt Securities and the Guarantees will be legally issued and will constitute the valid and binding obligations of Ameren, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, to general equitable principles (whether considered in a proceeding in equity or at law) and to concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought (collectively, the “Exceptions”), when:

(a)           the supplemental indenture or other instrument under the Indenture, dated as of December 1, 2001, between Ameren and The Bank of New York Mellon Trust Company, N.A., as successor trustee (“Senior Indenture”), to be entered into, or otherwise executed or adopted, in connection with the issuance of the Senior Debt Securities,

(b)           an indenture with respect to the Subordinated Debt Securities (“Subordinated Indenture”) and any supplemental indenture or other instrument thereunder to be entered into, or otherwise executed or adopted, in connection with the issuance of the Subordinated Debt Securities, or

(c)           the Guarantee Agreement, in connection with the issuance of the Guarantees, as applicable, has been duly executed and delivered by the proper officers of Ameren and the trustee named therein, and when the Senior Debt Securities, the Subordinated Debt Securities or the Guarantee, as the case may be, has been duly executed, authenticated, delivered and paid for in accordance with the terms of the Senior Indenture, the Subordinated Indenture and the Guarantee Agreement, respectively, as the case may be, and on the terms and conditions set forth in the Registration Statement, the relevant prospectus forming part thereof and the applicable supplement thereto.

2.             The Common Stock will be duly authorized, validly issued, fully paid and nonassessable, when the Common Stock has been issued and sold on the terms and conditions set forth in the Registration Statement, the relevant prospectus forming part thereof and the applicable supplement thereto and, if issued pursuant to Stock Purchase Contracts, Stock Purchase Units or warrants, in accordance with the terms thereof, and upon receipt by Ameren of the full purchase price thereof.

3.             The Preferred Stock will be legally issued, fully paid and non-assessable, when:

(a)           the Charter has been validly, legally and appropriately amended further designating and describing each series of Preferred Stock to be issued and sold, and

(b)           such Preferred Stock has been issued and sold on the terms and conditions set forth in the Registration Statement, the relevant prospectus forming part thereof and the applicable supplement thereto and in compliance with the Charter and applicable Missouri law, upon receipt by Ameren of the full purchase price thereof.

4.             The Stock Purchase Contracts or the Stock Purchase Units will constitute the valid and binding obligations of Ameren, subject to the Exceptions, when:

(a)           the Stock Purchase Contracts or the Stock Purchase Units, as applicable, have been issued and sold on the terms and conditions set forth in the Registration Statement, the relevant prospectus forming part thereof and the applicable supplement thereto, and

(b)           the applicable purchase contract agreement and any related pledge agreement have been duly authorized, executed and delivered by the parties thereto.

I am a member of the State Bar of Missouri and this opinion is limited to the laws of the State of Missouri and the federal laws of the United States insofar as they bear on the matters covered hereby.  As to all matters of New York law, I have, with your consent, relied upon the opinion of Morgan, Lewis & Bockius LLP, New York, New York.  As to all matters of Missouri law, Morgan, Lewis & Bockius LLP is authorized to rely upon this opinion as if it were addressed to it.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading “Legal Matters” in the prospectus for Ameren included in the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Steven R. Sullivan